Cyclone Power Technologies, Inc.

601 NE 26th Court

Pompano Beach, FL 33064

Phone: 954-943-8721 Fax: 954-788-6565

www.cyclonepower.com

EXCLUSIVE ENGINEERING DEVELOPMENT AGREEMENT.

THIS AGREEMENT, is made this June 1, 2016, by and between CYCLONE POWER TECHNOLOGIES, INC., a Florida corporation, with its principal office located at 601 N.E. 26th Court, Pompano Beach, Florida 33064, U.S.A. (“CYCLONE”), and Falck Schmidt Defence Systems A/SCVR.nr. 28490259 with its principal office located at Oslogade 15000 Odense C, Denmark (“FSDS”).

Background

CYCLONE, is engaged in the business of research and development of heat regenerative, external combustion engines, generally characterized as a high efficiency, compact and powerful steam engine that runs on almost any fuel. CYCLONE holds numerous patents and is engaged in the prototype of the engine, as well as licensing for sales, joint ventures and manufacturing.

CYCLONE wishes to expand the sale of its engines for all Military applications and introduce them into the worldwide marketplace. The Denmark based company engaged in All Military Power Application Technology development for commercial and industrial applications in the World & Aerospace .

CYCLONE possesses the fundamental engine technology. FSDS wishes to buy a CYCLONE S-2 ENGINE (“Mark S-2 Engine”), to perform engineering and development work for Military Auxilary Power Unit (APU)

The Cyclone Engine includes trademark and patent rights, manufacturing trade secrets, engineering blue prints and design drawings, specifications and other proprietary information (Cyclone’s Technology”).

CYCLONE and FSDS believe a mutually beneficial relationship for the engineering integration of the Cyclone Engine, and its eventual marketing and sale in the Military Worldwide & Aerospace market can be developed through corresponding working arrangements between them.

NOW, THEREFORE, the parties, in consideration of mutual promises, covenants and understandings below, do agree as follows:

1) Term of agreement

Subject to the further terms of this Exclusive Engineering Development Agreement, FSDS has the exclusive rights for all the Cyclone Engines, for Any and all Military & Aerospace power applications worldwide for 12 month temporary license with the signing of this agreement.

2) Payment

FSDS will purchase two Beta Total S-2 APU Powered by Cyclone Engine as described in Attachment #1.

All Development Fees once paid to CYCLONE are non-refundable. The Development Fees shall be payable as follows:

a)	The fees payable by FSDS to CYCLONE is Two Hundred and Twenty Five Thousand and no/100 USD ($225,000.00) Dollars, payable to CYCLONE as follows:

US 25,000 USD upon signing this Agreement (non-refundable);

US 25.000 Start of work meeting (SOW)

US 25.000 Long lead items ordered

US 25.000 Critical design review (CDR),(control, electric and mechanical interfaces review)

US 50.000 Engine design Documentation package delivered a full documentation package containing all information and drawings for production of S-2 system

US 75.000 Final engine test completed

US 225.000 total.

The parties are obligated to enter into a new agreement establishing the conditions regarding the parties future cooperation. The new agreement must be entered into before the end of June 2016.

3) Confidential Information.

FSDS acknowledges CYCLONE’S rights to its patented products and to its Know-How. All trade secrets, technical Know-How, other knowledge, information, instructions and engineering disclosed or furnished to FSDS by CYCLONE shall be maintained in strict confidence by FSDS and agrees that throughout the term of this Agreement, and for five (5) years thereafter, such information will not be disclosed or be permitted to be disclosed by FSDS other than to authorized individuals (including, without limitation, sales representatives, distributors and technical personnel) engaged in carrying-out the terms hereof. The parties agree this confidentiality extends to the employees and officers of FSDS. FSDS agrees to provide the requisite internal security of the subject proprietary information within its organization and further agrees to require its agents, servants and employees having access to the Know-How to acknowledge this obligation of confidentiality.

4) Technical Assistance.

CYCLONE, upon request, will furnish technical personnel Harry Schoell & his engineers to assist it regarding the technical information and Know-How necessary to carry-out the purposes of this Agreement, at no additional fees. Provided, however, if travel is involved then FSDS shall bear all travel, lodging, expenses, and an hourly rate for Cyclone personnel.

5) Relationship.

FSDS is an independent contractor. Nothing in this agreement shall be construed to create a principal/agent, joint venture, partnership or any other business relationship between the parties other than as set forth in this Agreement. Neither party is authorized to act on behalf of the other.

6) Non-Circumvention.

During the term of this Agreement, FSDS agrees not to contact, initiate contact, or attempt to do business with, at any time for any purpose, either directly or indirectly, any officers, directors, shareholders, consultants, attorneys, employees, agents, customers or other affiliates of CYCLONE concerning this business opportunity, as referred by CYCLONE to FSDS for the purpose of circumventing, the result of which shall be to prevent CYCLONE from realizing a profit, license and royalty fees or otherwise, without express written approval of CYCLONE, which approval may be withheld by CYCLONE in its sole discretion.

FSDS may terminate this Agreement for its convenience at any time upon providing five (5) days written notice to Cyclone. In such case, Cyclone shall be entitled to receive as full compensation for all services performed hereunder payment for all Work performed prior to the date of termination, together with all retainage withheld in accordance with Article 2. Payment of such compensation is the sole and exclusive remedy of Cyclone for termination of this Agreement by FSDS hereunder and Cyclone shall not be entitled to, and hereby waives, claims for lost profits and all other damages and expenses.

7) Notices.

All notices shall be in writing and deemed to have been given when sent by e-mail and Federal Express prepaid to the parties at the addresses set forth below, or such other addresses from time to time given.

To: Cyclone Power Technologies	To: Jan Falck-Schmidt, President/CEO
Frankie Fruge, President	Falck Schmidt Defense Systems
601 N.E. 26th Court	Oslogade 15000 Odense C
Pompano Beach, FL 33064	Denmark
Frankie@cyclonepower.com	jafs@f-sds.com

8) Remedies.

all damages incurred by a party for a violation of the terms hereof by the other, the prevailing party shall also be entitled to recover all costs and reasonable attorney fees incurred by reason such breach or obtaining compliance with the agreement and appeals. But, this shall not restrict a party’s right to terminate as stated.

9) No Waiver.

The failure of either party to insist on strict performance of any provisions herein shall not affect the right of such party to enforce same, nor shall the waiver of any breach constitute a waiver of a subsequent default of same or similar nature, nor construed as a waiver of strict performance of any other provisions.

10) Severability.

If any part of this agreement shall be declared void or invalid by law or otherwise, the remaining provisions shall remain valid and enforceable.

11) Indemnification.

FSDS agrees to indemnify and hold harmless CYCLONE from any and all loss, damage, cost or expense (including, without limitation, legal fees, court costs, etc.) arising out of, or in connection with, any claim due to any actions, negligence, product liability, or willful misconduct by FSDS or any of its agents or employees. Upon entering into formal agreements (after 3 months development period), FSDS shall provide proof of products liability insurance, with CYCLONE noted as an Additional Insured.

12) Governing Law.

This agreement shall be governed by and construed under the laws of the State of Florida, USA. If any dispute arises between the parties, it shall be submitted to the Circuit Court of Broward County, Florida, or binding arbitration under the auspices of the American Arbitration Association, such proceedings to be conducted in Broward County, Florida.

13) Entire Agreement.

This Agreement constitutes the entire understanding between the parties and supersedes any previous oral or written undertakings. It may not be modified, except in writing signed by both parties. This agreement shall be binding upon the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties, by their representatives, have set their hands and seals the day and year first above written.

Cyclone Power Technologies, Inc.
Witness
By:
Frankie Fruge, President

Witness	By: